EXHIBIT 12.1

PACIFICORP
STATEMENTS OF COMPUTATION OF RATIO
OF EARNINGS TO FIXED CHARGES
(IN MILLIONS OF DOLLARS)

	6 months Sept. 30, 2002	Years ended March 31, 2002	2001	2000	Years ended December 31, 1998	1997
Fixed Charges, as defined:*						
Interest expense	$ 144.6	$ 228.1	$ 290.4	$ 341.4	$ 371.6	$ 438.1
Estimated interest portion of rentals charged to expense	2.7	10.2	2.9	5.2	5.7	6.6
Preferred dividends of wholly owned subsidiary *	22.6	45.3	(29.6)	74.0	42.9	32.9
Total fixed charges	$ 169.9	$ 283.6	$ 263.7	$ 420.6	$ 420.2	$ 477.6
Earnings, as defined:*						
Income from continuing operations	$ 69.0	$ 293.4	$ (88.2)	$ 82.6	$ 110.6	$ 232.9
Add (deduct):						
Provision for income taxes	41.3	176.1	180.4	134.0	59.1	111.8
Minority interest	-	0.1	0.1	0.1	(0.7)	1.9
Undistributed loss (income) of less than 50% owned affiliates	-	-	1.4	2.6	10.3	(11.1)
Fixed charges as above	169.9	283.6	263.7	420.6	420.2	477.6
Total earnings	$ 280.2	$ 753.2	$ 357.4	$ 639.9	$ 599.5	$ 813.1
Ratio of Earnings to Fixed Charges	1.6 x	2.7 x	1.4 x	1.5 x	1.4 x	1.7 x

* "Fixed charges" represent consolidated interest charges, an estimated amount representing the interest factor in rents and preferred stock dividend requirements of majority-owned subsidiaries. "Preferred dividends of wholly owned subsidiary" represents preferred dividends multiplied by the ratio which pre-tax income from continuing operations bears to income from continuing operations. "Earnings" represent the aggregate of (a) income from continuing operations, (b) taxes based on income from continuing operations, (c) minority interest in the income of majority-owned subsidiaries that have fixed charges, (d) fixed charges and (e) undistributed income of less than 50% owned affiliates without loan guarantees.

EXHIBIT 12.2

PACIFICORP

STATEMENTS OF COMPUTATION OF RATIO

OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

(IN MILLIONS OF DOLLARS)

	6 months	Years ended March 31,			Years ended December 31,	
	Sept. 30, 2002	2002	2001	2000	1998	1997
Fixed Charges, as defined:*						
Interest expense	$ 144.6	$ 228.1	$ 290.4	$ 341.4	$ 371.6	$ 438.1
Estimated interest portion of rentals charged to expense	2.7	10.2	2.9	5.2	5.7	6.6
Preferred dividends of wholly owned subsidiary	22.6	45.3	(29.6)	74.0	42.9	32.9
Total fixed charges	169.9	283.6	263.7	420.6	420.2	477.6
Preferred Stock Dividends as defined:*	5.9	20.3	(18.8)	49.6	29.5	33.8
Total fixed charges and preferred dividends	$ 175.8	$ 303.9	$ 244.9	$ 470.2	$ 449.7	$ 511.4
Earnings, as defined:*						
Income from continuing operations	$ 69.0	$ 293.4	$ (88.2)	$ 82.6	$ 110.6	$ 232.9
Add (deduct):						
Provision for income taxes	41.3	176.1	180.4	134.0	59.1	111.8
Minority interest	-	0.1	0.1	0.1	(0.7)	1.9
Undistributed loss (income) of less than 50% owned affiliates	-	-	1.4	2.6	10.3	(11.1)
Fixed charges as above	169.9	283.6	263.7	420.6	420.2	477.6
Total earnings	$ 280.2	$ 753.2	$ 357.4	$ 639.9	$ 599.5	$ 813.1
Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends	1.6 x	2.5 x	1.5 x	1.4 x	1.3 x	1.6 x

* "Fixed charges" represent consolidated interest charges and an estimated amount representing the interest factor in rents. "Preferred Stock Dividends" represent preferred dividend requirements multiplied by the ratio which pre-tax income from continuing operations bears to income from continuing operations. "Earnings" represent the aggregate of (a) income from continuing operations, (b) taxes based on income from continuing operations, (c) minority interest in the income of majority-owned subsidiaries that have fixed charges, (d) fixed charges and (e) undistributed income of less than 50% owned affiliates without loan guarantees.